NEWS RELEASE

June 27, 2007

Votes from Union Trust annual meeting tallied;

preliminary results show management is supported on all measures

Ellsworth, Maine – The preliminary tabulation of shares voted at the annual meeting of Union Bankshares, Inc., (the “Company”) (UNBH.OB), the parent company of Union Trust Company (the “Bank”), on June 7, 2007, gives overwhelming support for the slate of directors put forth by the Bank and a vote of confidence to the Bank’s president and CEO Peter Blyberg.

“We are pleased that the shareholders so strongly supported the recommendations of the board on all of the items brought before the annual meeting,” said Blyberg. “The past year has been a challenging one in banking, especially for independent community banks like Union Trust, but our shareholders understand that we have a plan for growing the Bank in a prudent and responsible manner and our efforts already are achieving positive results.”

The Company’s board of director’s recommended the election of Blake B. Brown, James L. Markos, Jr., and Paul L. Tracy, all of whom currently serve as directors. Shareholder Michael Jennings, who has been critical of the management of the Company, offered himself and Andrew J. Pease, Jr. as board candidates.

Brown received 608,801 votes, with 148,861 against or withheld; Markos received 614,036 votes, with 153,712 against or withheld; and Tracy received 623,576 votes, with 148,785 against or withheld. Jennings and Pease received 85,901 and 70,394 votes, respectively.

Jennings also proposed the removal of Blyberg as a director of the Company, but that measure was soundly defeated with 777,701 votes (or 92.5% of the total) against or withheld, 59,798 votes ( or 7.1%) for, and 2,912 abstentions.

An amendment to the Company’s Articles of Incorporation supported by management requiring that directors must receive a majority of all votes cast to be elected passed easily, 815,394 for, 19,733 against or withheld and 5,284 abstentions.

Two other measures put forth by Mr. Jennings, who sent his own proxy statement to shareholders prior to the annual meeting, also were defeated. The first, which would have required that directors and senior officers of the Company own certain amounts of Company stock, was defeated with 620,824 votes (or 77.4% of the total) against or withheld, 161,250 ( or 20.1% ) for, and 20,049 abstaining. The second, which would have required the board of directors to send a report to the shareholders in September about the plans for naming a successor to Blyberg, was defeated with 756,010 against or withheld, 80,561 for, and 3,840 abstaining.

The latter measure was unnecessary since the Governance Committee of the board reported at the annual meeting that a new executive vice president and chief operating officer will be named in August. That person will become president and CEO when Blyberg retires at the end of next year.

The shareholder votes were tabulated by Corporate Elections Services, an independent firm hired by the Company to tabulate the proxy ballots sent to shareholders by management and Mr. Jennings. The combined total of all votes cast represents nearly 80% of the Company’s 1,064,530 shares eligible to vote. Final results are subject to review and challenge and will be announced after the vote has been certified by Corporate Elections Services.

“The shareholders have spoken, and their support for the directors and management of Union Trust should be reassuring to all of our customers,” Blyberg said. “Our shareholders support what we are doing because they know that everyone at Union Trust is committed to meeting the needs of the customers and communities that we serve throughout Downeast and Mid-Coast Maine.”

Forward Looking Statements

This release contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	The Company’s loan portfolio includes loans with a higher risk of loss.

•	If the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.

•	Changes in interest rates could adversely affect the Company’s results of operations and financial condition.

•	The local economy may affect future growth possibilities.

•	The Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.

•	The Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.

•	Competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans.

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If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

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The Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline.

•	The Company may not be able to pay dividends in the future in accordance with past practice.

This list of important factors is not exclusive. Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contacts:
Union Bankshares Company Mr. Peter A. Blyberg, (207) 667-2504 x240 President & CEO pblyberg@uniontrust.com	or	Timothy R. Maynard, (207) 667-2504 x344 Senior Vice President & CFO tmaynard@uniontrust.com